EXHIBIT 4.03

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of August 12, 2004 by and between Interwoven, Inc., a Delaware corporation (“Buyer”), and Software Intelligence, Inc., a Delaware corporation (the “Holder”).

RECITALS

A. This Agreement is entered into pursuant to that certain Asset Acquisition Agreement dated as of August 12, 2004 (the “Acquisition Agreement”) by and among Buyer, the Holder and Larry Brake as Stockholders’ Agent.

B. The Acquisition Agreement provides that, subject to the terms and conditions of the Acquisition Agreement, Buyer will purchase from the Holder, and the Holder will sell, transfer and assign to Buyer, certain assets of the Holder and, in connection therewith, Buyer has agreed to assume certain liabilities of the Holder (the “Asset Acquisition” and the date and time of the closing of such Asset Acquisition, the “Closing”).

C. As an inducement for the Holder to enter into the Acquisition Agreement and consummate the transactions contemplated by the Acquisition Agreement, Buyer desires to grant the registration rights to the Holder as contained herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Definitions and References.

Unless otherwise defined herein, the capitalized terms in this Agreement have the same meanings given to them in the Acquisition Agreement. For purposes of this Agreement, in addition to the definitions set forth elsewhere herein, the following terms shall have the following respective meanings:

(a) “Form S-3” means a registration statement filed under Form S-3 under the Securities Act, as such is in effect at the Closing, or any successor form of registration statement under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of a substantial amount of information by reference to other documents filed by Buyer with the SEC.

(b) “Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(c) “Registrable Securities” means (i) the shares of Buyer Common Stock that are issued to the Holder pursuant to the Acquisition Agreement (which shares are not Escrow Shares) and (ii) any shares of Buyer Common Stock that may be issued as a dividend or other distribution (including shares of Buyer Common Stock issued in a subdivision and split of outstanding shares of Buyer Common Stock) with respect to, or in exchange for, or in replacement of, shares of Buyer Common Stock described in clause (i) of this Section 1(c) or in this clause (ii); excluding in all cases, however, from the definition of “Registrable Securities” any such shares that are: (w) registered under the Securities Act other than pursuant to a registration statement filed pursuant to this Agreement; (x) sold by a person in a transaction in which rights under this Agreement with respect to such shares are not assigned in accordance with the terms of this Agreement; (y) sold pursuant to a registration statement filed pursuant to this Agreement; or (z) sold pursuant to Rule 144 promulgated under the Securities Act or otherwise sold to the public.

(d) “Rule 415” means Rule 415 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar or successor rule or regulation hereafter adopted by the SEC.

(e) “Securities Act” means the Securities Act of 1933, as amended.

2. Form S-3 Holder Registration.

(a) Filing and Registration Period. Subject to the terms and conditions of this Agreement, Buyer will use good faith efforts to, within 30 days after the Closing, prepare and file with the SEC a registration statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the then outstanding Registrable Securities (the “Holder Registration”). Buyer shall use commercially reasonable efforts to cause the Holder Registration to be declared effective as soon as practicable after its filing and to keep the Holder Registration continuously effective under the Securities Act for a continuous period of time (such period of time being hereinafter called the “Registration Period”) commencing on the date the Holder Registration is declared effective under the Securities Act by the SEC and ending at the end of the thirtieth (30th) day that the Holder Registration has been effective; provided, however, that in the event that Buyer exercises its right to prohibit sales under Section 2(e) or Section 5, then Buyer shall extend the Registration Period hereunder by the number of days that such sales were so prohibited. Buyer shall have no duty or obligation to keep the Holder Registration effective after the expiration of the Registration Period. Buyer will only be obligated to prepare and file with the SEC one such Holder Registration.

(b) Supplements and Amendments. Subject to the provisions of Section 5, during the Registration Period Buyer shall supplement and amend the Holder Registration if, as and when required by the Securities Act, the rules and regulations promulgated thereunder or the rules, regulations or instructions applicable to the registration form used by Buyer for such Holder Registration.

(c) Timing and Manner of Sales. Any sale of Registrable Securities pursuant to a Holder Registration under this Section 2 may be made only during the Registration Period. In addition, any sale of Registrable Securities pursuant to a Holder Registration under this Section 2 may only be made in accordance with the method or methods of distribution of such Registrable Securities that are described in the registration statement for the Holder Registration and permitted by such form of registration statement. Subject to any other agreements between the Holder and Buyer, notwithstanding the terms and conditions of this Agreement, the Holder may also sell Registrable Securities in a bona fide private offering if the Holder provides Buyer with a written opinion of legal counsel, satisfactory to Buyer’s legal counsel acting in a reasonable manner, that such offer and sale is an exempt transaction under the Securities Act and applicable state securities laws, complies with all requirements for such exemptions and is not made with use of the prospectus for the Holder Registration.

(d) No Underwritings. No sale of Registrable Securities under any Holder Registration effected pursuant to this Section 2 may be effected pursuant to any underwritten offering without Buyer’s prior written consent, which may be withheld in its sole and absolute discretion.

(e) Suspension. If Buyer determines pursuant to the good faith judgment of its Board of Directors, that it would be seriously detrimental to Buyer and its stockholders for resales of Registrable Securities to be made pursuant to the Holder Registration due to (A) the existence of a material development or potential material development with respect to or involving Buyer which Buyer would be obligated to disclose in the prospectus contained in the Holder Registration, which disclosure would, in the good faith judgment of Buyer’s Board of Directors, be premature or otherwise inadvisable at such time or could reasonably be expected to have a material adverse effect upon Buyer and its stockholders, or (B) the occurrence of any event that makes any statement made in such Holder Registration or prospectus related thereto, or any document incorporated or deemed to be incorporated therein by reference, untrue in any material respect or that requires the making of any changes in the Holder Registration or the prospectus relating thereto so that it will not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then Buyer shall deliver to the Holder a certificate in writing to the effect of the foregoing and, upon receipt of such certificate, the use of the Holder Registration and the prospectus related thereto will be deferred or suspended and will not recommence until (1) the Holder receives from Buyer copies of the supplemented or amended prospectus related to the Holder Registration or (2) the Holder is advised in writing by Buyer that the prospectus related to the Holder Registration may be used. Buyer will use its commercially reasonable efforts to ensure that the use of the Holder Registration and the prospectus related thereto may be resumed as soon as practicable. Notwithstanding the foregoing or any other provision of this Agreement, the period during which Buyer shall be required to maintain the effectiveness of the Holder Registration shall be extended by one day for each full or partial day during which the use of such Holder Registration or prospectus related thereto is deferred or suspended by Buyer in accordance with this Section 2(e).

3. Trading Window Compliance. The Holder acknowledges that Buyer’s Procedures and Guidelines Governing Securities Trades by Company Personnel, as such may be amended from time to time, a current copy of which is attached hereto as Exhibit A (the “Buyer Trading Policy”) requires that those directors, officers and employees of Buyer and its Subsidiaries and those other persons (including the Holder) whom Buyer determines to be “Access Person[s]” or otherwise subject to the “trading window” and pre-clearance requirements of the Buyer Trading Policy (and members of their immediate families and households) are permitted to effect trades in Buyer securities: (i) only during those specified time periods (“trading windows”) in which such persons are permitted to make sales, purchases or other trades in Buyer’s securities under the “trading window” provisions of the Buyer Trading Policy; and (ii) only after pre-clearance of such sales, purchases or other trades with Buyer’s Insider Trading Compliance Officer. If the Holder is or becomes subject to the “trading window” and/or “pre-clearance” provisions of the Buyer Trading Policy described above, then, notwithstanding anything herein to the contrary, the Holder may sell, transfer and dispose of Registrable Securities only during those trading windows during which such Buyer Access Personnel are permitted to effect trades in Buyer securities under the Buyer Trading Policy and only after pre-clearing such trades with Buyer’s Insider Trading Compliance Officer as provided in the Buyer Trading Policy.

4. Limitations. Notwithstanding the provisions of Section 2, Buyer shall not be obligated to effect any registration, qualification or compliance of Registrable Securities pursuant to Section 2, and the Holder shall not be entitled to sell Registrable Securities pursuant to any registration statement filed under Section 2:

(a) if Form S-3 is not then available for such offering by the Holder;

(b) if Buyer shall furnish to the Holder (and all other holders of Buyer’s registrable securities) a certificate signed by an officer of Buyer stating that, in the good faith judgment of such officer, it would be detrimental to Buyer and its stockholders for such Holder Registration to be in effect at such time, due, for example, to the existence of a material development or potential material development with respect to or involving Buyer which Buyer would be obligated to disclose in the prospectus contained in the Holder Registration, which disclosure would, in the good faith judgment of such officer, be premature or otherwise inadvisable at such time or could reasonably be expected to have a material adverse effect upon Buyer and its stockholders, in which event Buyer will have the right to defer the filing of any such Holder Registration for a period of not more than 60 days after delivery of such certificate to the Holder;

(c) if Buyer is acquired and shares of Buyer Common Stock cease to be publicly traded;

(d) in any particular jurisdiction in which Buyer would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless Buyer is already subject to service of process in such jurisdiction; or

(e) if the SEC refuses to declare such registration effective due to the participation of the Holder in such registration (unless the Holder withdraws all of the Holder’s Registrable Securities from such registration statement) or if the manner in which any Registrable Securities are disposed of pursuant to the Holder Registration is not included within the plan of distribution set forth in the prospectus for the Holder Registration.

5. Shares Otherwise Eligible for Resale. Notwithstanding anything herein to the contrary, Buyer shall not be obligated to effect or continue to keep effective any such registration, registration statement, qualification or compliance with respect to the Registrable Securities held by the Holder:

(a) if Buyer or its legal counsel shall have received a “no-action” letter or similar written confirmation from the SEC that all Registrable Securities then held by the Holder may be resold by the Holder within a three-month period without registration under the Securities Act pursuant to the provisions of Rule 144 promulgated under the Securities Act (or successor provisions), or otherwise;

(b) if Buyer’s legal counsel shall deliver a written opinion to Buyer, its transfer agent and the Holder, in form and substance reasonably acceptable to Buyer, to the effect that all Registrable Securities then held by the Holder may be resold by the Holder within a three-month period without registration under the Securities Act pursuant to the provisions of Rule 144 promulgated under the Securities Act (or successor provisions), or otherwise; or

(c) after expiration or termination of the Registration Period.

6. Expenses. Buyer shall pay all expenses incurred in connection with any registration effected by Buyer pursuant to this Agreement (excluding brokers’ discounts and commissions), including all filing, registration and qualification fees, printers’ and accounting fees, and fees and expenses of counsel for Buyer.

7. Obligations of Buyer. Subject to Section 2, when required to effect the registration of any Registrable Securities under the terms of this Agreement, Buyer will, as expeditiously as reasonably possible:

(a) furnish to the Holder such number of copies of the prospectus for the Holder Registration, including a preliminary prospectus (and amendments or supplements thereto), in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Holder;

(b) notify the Holder promptly by electronic mail, if the Holder has provided a valid email address, and, if requested by the Holder, confirm such notification in writing promptly (i) when a Holder Registration has become effective and when any post-effective amendments and supplements thereto become effective (except with respect to a post-effective amendment filed to terminate an offering following expiration of the Registration Period), (ii) of any request by the SEC or any state securities authority for post-effective amendments and supplements to a Holder Registration that has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Holder Registration or the initiation of any proceedings for that purpose, (iv) of the receipt by Buyer of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) of any determination by Buyer that a post-effective amendment to a Holder Registration would be appropriate (except with respect to a post-effective amendment filed to terminate an offering following expiration of the Registration Period);

(c) use all commercially reasonable efforts to (i) register and qualify the securities covered by such Holder Registration under such other securities or blue sky laws of such jurisdictions in the United States as will be reasonably requested by the Holder; provided, however, that Buyer will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such state or jurisdiction unless Buyer is already so qualified or subject to service of process, respectively, in such jurisdiction; and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities, including the National Association of Securities Dealers, as may be necessary by virtue of Buyer’s business and operations; provided, however, that Buyer will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (c), (B) subject itself to taxation in any jurisdiction, or (C) consent to general service of process in any such jurisdiction except as may be required by the Securities Act;

(d) promptly notify the Holder when a prospectus relating to the Holder Registration is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Holder Registration, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, subject to the provisions of this Agreement, at the request of the Holder, prepare and furnish to the Holder a reasonable number of copies of a supplement to or an amendment of the prospectus as may be necessary to correct the untrue statement or omission; and

(e) upon the request of the Holder, promptly provide the name, address and other contract information regarding Buyer’s transfer agent for the Registrable Securities and the CUSIP number for the Registrable Securities.

8. Furnish Information. It shall be a condition precedent to the obligations of Buyer to take any action pursuant to this Agreement that the Holder will furnish to Buyer such information regarding it, the Registrable Securities and the intended method of disposition and plan of distribution of such Registrable Securities as shall be required to timely effect the registration of their Registrable Securities.

10. Delay of Registration. The Holder will not have any right to obtain or seek an injunction restraining or otherwise delaying any registration that is the subject of this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

11. Indemnification.

(a) By Buyer. To the extent permitted by law, Buyer will indemnify, defend and hold harmless the Holder against any losses, claims, damages or liabilities (joint or several) to which the Holder may become subject under the Securities Act, the Exchange Act or other U.S. federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement filed by Buyer pursuant to this Agreement pursuant to which Registrable Securities are sold, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state in such registration statement, preliminary prospectus or final prospectus, or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by Buyer of the Securities Act, the Exchange Act, any U.S. federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any U.S. federal or state securities law in connection with the offering of Registrable Securities covered by such registration statement;

provided, however, that the indemnity agreement contained in this Section 11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without Buyer’s written consent (which consent shall not be unreasonably withheld), nor shall Buyer be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Holder.

(b) By the Holder. To the extent permitted by law, (i) the Holder will indemnify and hold harmless Buyer, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls Buyer within the meaning of the Securities Act and any underwriter against any losses, claims, damages or liabilities (joint or several) to which Buyer or any such director, officer, controlling person, underwriter or other such Holder may become subject under the Securities, the Exchange Act or other U.S. federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Holder; (ii) and the Holder will indemnify and reimburse Buyer or any such director, officer, controlling person or underwriter for any reasonable attorneys’ fees and other expenses reasonably incurred by Buyer or any such director, officer, controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred. The Holder’s liability pursuant to this Section 11(b) shall be limited to an amount equal to the net proceeds received by the Holder pursuant to sales under the registration statement.

(c) Notice. Promptly after receipt by an indemnified party under this Section 11 of notice of the commencement of any action (including any governmental action) against such indemnified party, such indemnified party will, if a claim for indemnification or contribution in respect thereof is to be made against any indemnifying party under this Section 11, deliver to the indemnifying party a written notice of the commencement thereof and, if the indemnifying party is Buyer, Buyer shall have the right and obligation to control the defense of such action, and if Buyer fails to defend such action it shall indemnify and reimburse the Holder for any reasonable attorneys’ fees and other expenses reasonably incurred by it in connection with investigating or defending such action; provided, however, that: (i) Buyer shall also have the right, at its option, to assume and control the defense of any action with respect to which Buyer or any person entitled to be indemnified by the Holder under Section 11(b) is entitled to indemnification from the Holder; (ii) the indemnified party or parties shall have the right to participate at its own expense in the defense of such action and (but only to the extent agreed in writing with Buyer and any other indemnifying party similarly noticed) to assume the defense thereof with legal counsel mutually satisfactory to the parties; and (iii) an indemnified party shall have the right to retain its own legal counsel, with the fees and expenses of such legal counsel to be paid by the indemnifying party, if representation of such indemnified party by the legal counsel retained by the indemnifying party would be inappropriate due to an actual or potential conflict of interest between such indemnified party and any other party represented by such legal counsel in such proceeding. The failure of an indemnified party to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 11, but the omission so to deliver written notice to the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 11.

(d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of Buyer and the Holder are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended or supplemented prospectus on file with the SEC and effective at the time the sale of Registrable Securities under such registration statement occurs (the “Amended Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Amended Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage in the action giving rise to indemnity claims under this Section 11, at or prior to the time such action is required by the Securities Act.

(e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (1) the Holder or any controlling person of the Holder, makes a claim for indemnification pursuant to this Section 11 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 11 provides for indemnification in such case or (2) contribution under the Securities Act may be required on the part of the Holder or any such officer, director or controlling person in circumstances for which indemnification is provided under this Section 11; then, and in each such case, Buyer and the Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative faults of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by Buyer, on the one hand, or by the Holder, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Buyer and the Holder agree that it would not be just and equitable if contribution pursuant to this Section 11(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence. Notwithstanding any other provision of this Section 11, (A) the Holder will not be required to contribute any amount in excess of the public offering price of all Registrable Securities offered and sold by the Holder pursuant to such registration statement less the amount of any damages which the Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(f) Survival. The obligations of Buyer and the Holder under this Section 11 shall survive the completion of any offering of Registrable Securities in a registration statement pursuant to this Agreement, and otherwise.

12. Duration and Termination of Buyer’s Obligations. Buyer will have no obligations pursuant to Section 2 with respect to any request or requests for registration (or inclusion in a registration) made by the Holder or to maintain or continue to keep effective any registration or registration statement pursuant hereto: (a) after the expiration or termination of the Registration Period; (b) if, in the opinion of Buyer’s legal counsel, all such Registrable Securities proposed to be sold by the Holder may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 promulgated under the Securities Act or otherwise; or (c) if all Registrable Securities have been registered and sold pursuant to a registration effected pursuant to this Agreement and/or have been transferred in transactions in which registration rights hereunder have not been assigned in accordance with this Agreement.

13. Assignment. Notwithstanding anything herein to the contrary, the rights of the Holder under this Agreement may be assigned only with Buyer’s express prior written consent (which consent may be withheld in Buyer’s sole discretion). Any attempt to assign any rights of the Holder under this Agreement without Buyer’s express prior written consent shall be null and void and without effect. Subject to the foregoing restrictions, all rights, covenants and agreements in this Agreement by or on behalf of the parties hereto will bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Interwoven, Inc.

By:	/S/ JOHN CALONICO
John Calonico,
Senior Vice President and Chief Financial Officer

Software Intelligence, Inc.

By:	/S/ LARRY BRAKE
Larry Brake,
President

[Signature Page to Registration Rights Agreement]